EXHIBIT 4.9

Execution Copy

AMENDMENT NO. 1 TO AGREEMENT

This AMENDMENT NO. 1 dated as of April 18, 2005 (this “Amendment”), to the Agreement dated as of May 12, 2004 (the “Original Agreement”), among PowerDsine Ltd., a company organized under the laws of the State of Israel (the “Company”), General Atlantic Partners 78, L.P., a Delaware limited partnership (“GAP LP”), General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership (“GAP Bermuda”), GAP-W International, L.P., a Bermuda limited partnership (“GAP-W International”), GapStar, LLC, a Delaware limited liability company (“GapStar”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAPCO GmbH & Co. KG, a German limited partnership (“GAPCO KG” and, collectively, with GAP LP, GAP Bermuda, GAP-W International, GapStar, GAPCO III and GAPCO IV, the “Purchasers”).

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Original Agreement.

WHEREAS, pursuant to the Original Agreement, the Purchasers agreed to, among other things, a standstill; and

WHEREAS, in order to enable certain of the Purchasers to purchase additional Ordinary Shares, the Company and the Purchasers wish to amend and restated Section 7.1(a) of the Original Agreement and to amend Section 7.2 of the Original Agreement; and

WHEREAS, the Purchasers currently hold 4,782,387 Ordinary Shares of the Company, representing approximately 24.8% of the Company’s outstanding shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 7.1(a). Section 7.1(a) is amended and restated in its entirety as follows:

“(a) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (assuming the conversion of such options, rights or securities), which, when added to any other securities owned by the Purchasers and their Affiliates, represent, in the aggregate, in excess of 35% of the outstanding voting securities of the Company; provided, however, that in no event shall any Ordinary Shares or Ordinary Share Equivalents that may be issued to the General Atlantic Designee in his capacity as director be prohibited by this Section 7.1 or be included for purposes of calculating whether or not the above threshold has been exceeded;”

2. Amendment to Section 7.2. Section 7.2 is hereby designated Section 7.2(a). Following such Section, the following shall be inserted as Section 7.2 (b):

“(b) Until May 12, 2009, on all matters submitted to the shareholders of the Company for vote or approval, the Purchasers hereby agree to vote any voting securities owned by the Purchasers that represent in excess of 26% of the outstanding voting power of the Company in the same proportion as the votes cast by all other shareholders of the Company (excluding all votes cast by the Purchasers and their Affiliates).”

3. Board Approval. This Agreement shall be effective upon its approval either at a meeting of the Board of Directors of the Company (the “Board of Directors”) or by written resolution in lieu of a meeting of the Board of Directors. The General Atlantic Designee (as such term is defined in the Original Agreement) shall not participate in any actions undertaken, or discussions held, by the Board of Directors relating to this Amendment, including any vote or consent with respect thereto.

4. Restrictions on Purchase. Each of the Purchasers hereby covenants and agrees that it shall not purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any securities of the Company, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (assuming the conversion of such options, rights or securities) until the company has filed a Form 6-K with the Securities and Exchange Commission pertaining to this Amendment and containing a press release in form and in substance acceptable to the Purchasers and the Company (the “Form 6-K”).

5. Obligations of the Company. As soon as practicable after the approval of this Amendment pursuant to Section 2 hereof, the Company shall file the Form 6-K. Upon execution of this Amendment the Company and the Purchasers shall draft and agree on the contents and form of the press release specified in Section 3 hereof.

6.  Original Agreement. Except as provided in this Amendment, the Original Agreement shall remain unamended and in full force and effect.

7. Counterparts. This Amendment may be executed in any number of counterparts or by facsimile and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Amendment. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9. WAIVER OF JURY TRIAL. EACH OF THE PURCHASERS AND THE COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AMENDMENT OR ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.

POWERDSINE LTD.

By:	/s/ Igal Rotem
Name: Igal Rotem
Title: CEO

GENERAL ATLANTIC PARTNERS 78, L.P.

By:	GENERAL ATLANTIC LLC, its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

By:	GAP (BERMUDA) LIMITED,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Vice President

GAP-W INTERNATIONAL, L.P.

By:	GAP (BERMUDA) LIMITED,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Vice President

GAPSTAR, LLC

By:	GENERAL ATLANTIC LLC,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director

GAP COINVESTMENTS III, LLC

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH,
its General Partner

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Managing Director